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EXHIBIT 4.8
                 REGISTRATION RIGHTS AGREEMENT

          This Registration Rights Agreement (the "Agreement") is made and entered into as of February 13, 1998, by and among SUTRO & CO. INCORPORATED, a Delaware corporation, or its permitted assigns ("Sutro"), and SERACARE, INC., a Delaware corporation (the "Company").

                            RECITAL

     The Company is issuing to the Holder (as defined below), as of the date hereof, that certain Warrant to purchase shares of Common Stock (as defined below) of the Company (the "Warrant"), granting to the Holder the right to purchase up to 131,286 shares (subject to adjustment) of the Company's Common Stock, par value $.001 per share, for $3.00 per share (subject to adjustment). The Company desires to grant certain incidental registration rights to the Holder in connection with the shares purchasable upon exercise of the Warrant.

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:


                           AGREEMENT

     1. DEFINITIONS. Unless the context requires otherwise, the following underlined terms shall have the following respective meanings:

          1.1  AGREEMENT.  This Registration Rights Agreement.

          1.2 COMMON STOCK. The Company's common stock, par value $.001 per share.

          1.3  COMPANY.  Seracare, Inc., a Delaware corporation.

          1.4  EXCHANGE ACT.  The Securities Exchange Act of 1934, as amended.

          1.5  HOLDER OR HOLDERS.  Sutro and its permitted assigns.

          1.6 REGISTRABLE SECURITIES. The shares of Common Stock issued upon exercise of the Warrant.

          1.7 REGISTRATION EXPENSES. All expenses of registration, including but not limited to registration and filing fees, including filing fees for Nasdaq and all stock exchanges or quotation services on which the Common Stock is listed or quoted, fees and expenses of

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complying with the Securities Laws, printing expenses, transfer agent fees, and the fees and expenses of the Company's independent certified public accountants, the Company's investment banker and underwriter and the Company's legal counsel, but excluding the Holder's brokerage fees, underwriting fees and discounts, transfer taxes, if any, and the fees and expenses of any Selling Shareholder's legal counsel.

          1.8  SEC.  The United States Securities and Exchange Commission.

          1.9 SECURITIES. The Warrant and the shares of Common Stock issuable on exercise thereof of the Warrant.

          1.10 SECURITIES ACT.  The Securities Act of 1933, as amended.

          1.11 SECURITIES LAWS. The Securities Act, the Exchange Act and all applicable state securities laws, and all rules and regulations promulgated thereunder.

          1.12 SELLING SHAREHOLDER. With respect to any registration statement, any Holder whose Registrable Securities are included therein.

          1.13 SUTRO.  Sutro & Co. Incorporated or its successors.

          1.14 WARRANT. The Company's Common Stock Purchase Warrant dated February 13, 1998, issued to the Holder and exercisable to purchase up to 131,286 shares (subject to adjustment) of Common Stock at $3.00 per share (subject to adjustment).

     2.   REGISTRATION RIGHTS.

          2.1  INCIDENTAL REGISTRATION RIGHTS.

               (a) NOTICE OF REGISTRATION; REGISTRATION. Whenever the Company proposes to file a registration statement under the Securities Act to offer publicly shares of the Common Stock (other than in connection with any merger, acquisition, exchange offer, dividend reinvestment plan, employee benefit plan, or stock option plan), the Company shall give each Holder written notice of such intention at least twenty (20) days prior to the anticipated initial filing date of such registration statement. The Company shall use its best efforts to include in such registration statement all Registrable Securities requested to be so included by a Holder upon written notice to the Company within ten (10) days of the Company's notice. If the registration statement is for an underwritten offering, the Selling Shareholder shall sell its Registrable Securities in such offering on the same terms and conditions as all other shares of Common Stock being offered in such registration statement.

               (b)  HOLDBACK.  If the notice of registration under this Section
2.1 is for an underwritten public offering and the Company is advised in writing by the managing underwriter of such offering that in its reasonable judgment the number of Registrable

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Securities for which incidental registration is requested pursuant to this
Agreement cannot be sold without impairing the ability to complete the preestablished plan for distribution of the Common Stock (the grounds for which shall be confidentially disclosed to any Selling Shareholder who so requests and who agrees to maintain the confidentiality of such disclosure) then the number of Registrable Securities to be sold by the Selling Shareholder may be reduced as set forth below. The Company shall so advise all Holders proposing to distribute their securities through such underwriting and the number of shares of securities that may be included in the registration and underwriting (other than on behalf of the Company) shall be allocated (i) first, to those certain holders of contractual rights to participate in such registration pursuant to that certain Registration Rights Agreement, dated as of February 13, 1998, by and among the Company and the investors listed on the signature page thereto, (ii) second, equally among all Holders and (iii) third, among such other holders, if any, of contractual rights to participate in such registration; provided, in the case of (ii) and
(iii) above, that such allocation be in each case in proportion, as nearly as practicable, to the respective amounts of Registrable Securities or other securities requested to be included in such registration by such Holders and such other holders, as the case may be. Notwithstanding the foregoing two sentences, the Company shall require all officers, directors, and affiliates exercising incidental registration rights in connection with such registration statement to withdraw all securities from registration before requiring the Selling Shareholder to reduce the number of Registrable Securities to be sold. If the number of Registrable Securities of the Selling Shareholder is reduced, the Selling Shareholder may withdraw all or part of the Registrable Securities from registration without affecting such Selling Shareholder's registration rights hereunder for the Registrable Securities so withdrawn or reduced.

               (c) UNDERWRITING AGREEMENT. As a condition for the inclusion of any Registrable Securities in any registration statement, at the request of the Company, the Selling Shareholder shall enter into an underwriting agreement with the Company and the underwriter(s) with respect to the registration of its Registrable Securities, in such customary form that is reasonably acceptable to the Company, the Selling Shareholder and such underwriter(s), consistent with the provisions of this Agreement.

               (d) WITHDRAWAL BY THE COMPANY. The Company shall retain the absolute right to withdraw any registration statement prior to the effective date thereof, even if the Company shall have given notice to the Holder pursuant to Section 2.1(a) hereof and the Selling Shareholder has requested inclusion of its Registrable Securities therein.

               (e) EXPENSES. The Company shall pay all Registration Expenses for registrations under this Section 2.1. The Selling Shareholder shall pay all brokerage fees, underwriting fees and discounts, transfer taxes, if any, and the fees and expenses of the Selling Shareholder's legal counsel in connection with the registration and sale of its Registrable Securities.

               (f) TERM. The incidental registration rights granted pursuant to this Section 2.1 shall terminate on the earliest of the sale of all Registrable Securities by the Holder or the receipt by the Holder of the written opinion of legal counsel for the Company that all of

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the Registrable Securities may be publicly sold pursuant to Rule 144, or otherwise without the need for compliance with the registration provisions of the Securities Laws.

          2.2  REGISTRATION PROCEDURES.

               (a) SELLING SHAREHOLDER INFORMATION. Each Selling Shareholder shall provide the Company with such information about the Selling Shareholder and its intended manner of distribution of the Registrable Securities, and shall otherwise cooperate with the Company and the underwriters, if any, as may be needed or helpful to complete any obligation of the Company hereunder.

               (b) CONSULTATION. The Company shall supply drafts of any registration statement to the Selling Shareholder prior to filing the registration statement with the SEC, and shall reasonably consult with the Selling Shareholder and its legal counsel with respect to the form and content of such filing. The Company will amend such registration statement to include such revisions as the Selling Shareholder or its legal counsel shall reasonably request. If material revisions reasonably requested by the Selling Shareholder or its legal counsel are not effected by the Company, the Selling Shareholder may withdraw all or part of the Registrable Securities from registration without affecting such Selling Shareholder's registration rights hereunder for the Registrable Securities so withdrawn or reduced.

               (c) PROVISION FOR PROSPECTUSES. The Company shall furnish the Selling Shareholder with the number of copies of a summary prospectus or other prospectus, including a preliminary prospectus in conformity with the requirements of the Securities Act, and such other documents as the Selling Shareholder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities.

               (d) STATE SECURITIES LAW COMPLIANCE. The Company shall use reasonable efforts to register or qualify the Registrable Securities covered by the registration statement under the Securities Laws of such states as the Selling Shareholder may reasonably request in light of the costs of such registration or qualification for the Company (provided, however, that the Company shall not be required to consent to the general service of process for all purposes in any jurisdiction where it is not then qualified to do business or to qualify to do business) and do any and all other acts or things that may be reasonably necessary or advisable to enable the Selling Shareholder to consummate the public sale or other disposition of their Registrable Securities in such states.

               (e) AMENDMENTS. The Company shall use reasonable efforts to prepare and file promptly with the SEC such amendments and supplements to the registration statement filed with the SEC in connection with its registration described in Section 2.1(a) hereof and the prospectus used in connection therewith as may be necessary to keep such registration statement continuously effective and in compliance with the Securities Act for up to six (6) months, or until all Registrable Securities registered in such registration statement have been sold, whichever is earlier.

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               (f)  PROSPECTUS DELIVERY.  At any time when a sale or other public disposition of Common Stock pursuant to a registration statement is subject to a prospectus delivery requirement, the Company shall immediately notify the Selling Shareholder of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Upon receipt of such a notice, the Selling Shareholder shall immediately discontinue sales or other dispositions of Registrable Securities pursuant to such registration statement. The Selling Shareholder may resume sales only upon receipt of an amended prospectus or after the Selling Shareholder has been advised by the Company that use of the previous prospectus may be legally resumed.

               (g) OPINIONS. At the request of the Selling Shareholder, the Company shall use reasonable efforts to furnish on the date that the Registrable Securities are delivered to the underwriter for sale in connection with an underwritten offering registration pursuant to this Agreement (i) a letter from the legal counsel representing the Company for the purposes of such registration giving the Selling Shareholder the right to rely upon the opinion of such legal counsel delivered to the underwriter(s) acting on behalf of the Company in connection with such registration insofar as such opinion relates to the Selling Shareholder, and (ii) a letter from the independent certified public accountants of the Company substantially the same as the letter of such accountants delivered to the underwriter(s) acting on behalf of the Company in connection with such registration, provided that the Selling Shareholder provides to such accountants the opinion or representation letter required by Statement of Auditing Standards No. 72.

               (h) STOP ORDERS. The Company shall immediately notify the Selling Shareholder of the issuance by the SEC of any stop order or order suspending the effectiveness of any registration statement, the issuance by any state regulatory authority of any order suspending the registration or qualification of the Registrable Securities for sale in such jurisdiction, or the initiation of any proceeding for such purposes. The Company, with the reasonable cooperation of the Selling Shareholder, shall make every reasonable effort to contest any such proceeding or to obtain the withdrawal of any such order at the earliest possible date.

               (i) REVIEW OF RECORDS. The Company shall make available all financial and other records, pertinent corporate documents, and properties of the Company for inspection by the Selling Shareholder or its underwriter, legal counsel, or accountants, and shall cause the Company's officers, directors, and employees to supply all information reasonably requested by any such person in connection with any registration statement filed or to be filed hereunder, so long as such person agrees to keep confidential any records, information, or documents designated by the Company in writing as confidential.

               (j) COMPLIANCE WITH SECURITIES LAWS. In all actions taken under this Agreement, the Company and the Selling Shareholder shall use their best efforts to comply with all provisions of the Securities Laws.

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               (k)  MARKET STAND-OFF.  If requested by the Company, the
Holder may not sell or otherwise transfer any Registrable Securities held by the Holder, other than those Registrable Securities included in a registration statement, during the one hundred and eighty (180) day period following the effective date of a registration statement filed by the Company under the Securities Act with respect to any underwritten offering. The Company may impose stop-transfer instructions with respect to the Registrable Securities subject to the foregoing restrictions until the end of such one hundred and eighty day period.

          2.5 SALES UNDER RULE 144. With the view to making the benefits of Rule 144 under the Securities Act available to the Holder, the Company shall use reasonable efforts to (a) ensure that there is adequate current public information (as set forth in Rule 144(c)) available with respect to the Company; (b) timely file with the SEC all reports and other documents required to be filed by the Company under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder; and (c) promptly furnish to the Holder upon request a written statement by the Company as to the Company's compliance with these covenants and the provisions of Rule 144.

          2.6  INDEMNIFICATION.

               (a) THE COMPANY'S INDEMNIFICATION. The Company shall indemnify, defend, save, and hold the Selling Shareholder (and any person who controls the Selling Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), with respect to which a registration or qualification has been effected pursuant to this Agreement, harmless from and against any and all liabilities, claims, damages, demands, expenses, and losses, including but not limited to interest, penalties, court costs, attorneys' fees, and settlements approved by the Company, which consent shall not be unreasonably withheld, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus, or any amendment or supplement thereto, incident to any such registration or qualification, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act applicable to the Company in connection with any such registration or qualification, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable to any such person in any case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission), made in reliance upon and in conformity with written information furnished to the Company by such Holder or controlling person and stated to be specifically for use therein or the preparation thereby.

               (b) THE SELLING SHAREHOLDER'S INDEMNIFICATION. Each Selling Shareholder with Registrable Securities included in a registration statement under this

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Agreement shall indemnify, defend, save, and hold (i) the Company and its directors, officers, and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), (ii) the underwriter(s), if any, and their controlling persons, and (iii) all other selling shareholders participating in such offering (and their respective officers, directors, underwriters, and controlling persons) harmless from and against any and all liabilities, claims, damages, demand, expenses, and losses, including but not limited to interest, penalties, court costs, attorneys' fees, and settlements approved by the Selling Shareholder, which consent shall not be unreasonably withheld, arising out of (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or a related prospectus, or any amendment or supplement thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) or any violation by such Selling Shareholder of the Securities Act in connection with such registration or qualification, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in the case of clause (i) above to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or in a related prospectus in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein or the preparation thereby.

               (c) CONTRIBUTION. If the indemnification provided for in this Section 2.6 from an indemnifying party is unavailable to an indemnified party hereunder in respect to any liability, claim, damage, demand, expense, or loss referred to herein, then the indemnifying party in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such liability, claim, damage, demand, expense, or loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such liability, claim, damage, demand, expense, or loss, as well as any other relevant equitable consideration. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such indemnifying party or indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such untrue statement or omission. The amount paid or payable by a party as a result of the liabilities, claims, damages, demands, expenses, and losses referred to above shall be deemed to include any court costs, attorneys' fees, and other expenses reasonably incurred by such party in connection with investigating or defending any action, suit, or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.6(c) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this Section 2.6(c). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not also guilty of such fraudulent misrepresentation.

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3.   GENERAL PROVISIONS.

          3.1 AMENDMENT. All amendments or modifications of this Agreement shall be in writing and shall be signed by all of the parties hereto.

          3.2 WAIVER. Any waiver of any right, power, or privilege hereunder must be in writing and signed by the party being charged with the waiver. No delay on the part of any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

          3.3 NOTICES. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally or sent by overnight courier, by telecopy with confirmation by first-class mail, or by certified mail, return receipt requested. Notices delivered personally or sent by overnight courier or by telecopy with confirmation by first-class mail shall be effective on the date first received, while notices sent by certified mail, return receipt requested, shall be deemed to have been received and to be effective three
(3) business days after deposit into the mails. Notices shall be given to the parties at the following respective addresses, or to such other addresses as any party shall designate in writing:

If to the Company:            SERACARE, INC.
                              1925 Century Park East, Suite 1970
                              Los Angeles, California 90067
                              Attn:  Chief Executive Officer

With a copy to:               O'Melveny & Myers, LLP
                              610 Newport Center Drive
                              Newport Beach, California  92660
                              Fax No. (714) 669-6994
                              Attention:  David A. Krinsky, Esq.

If to the Holder:             Sutro & Co. Incorporated
                              11150 Santa Monica Blvd., 15th Floor
                              Santa Monica, California 90025
                              Attn:  Chief Financial Officer

          3.4 SUCCESSORS AND ASSIGNS This Agreement and each of its provisions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators successors, and assigns. The Holder may assign this Agreement and its rights hereunder only in connection with a transfer or assignment of all or part of the Warrant or the Registrable Securities.

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          3.5  LAW GOVERNING.  This Agreement has been negotiated, executed and delivered and shall be performed in the State of New York and shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard for its conflict of laws rules.

          3.6 ATTORNEYS' FEE. In any suit to interpret or enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover court costs and attorneys' fees, in addition to any other remedy or recovery to which such party may be entitled.

          3.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, including by facsimile transmission, all of which together shall constitute a single instrument.

          3.8 SEVERABILITY OF PROVISIONS. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

          3.9 CONSTRUCTION. The headings in the sections and paragraphs of this Agreement are for convenience only and shall not constitute a part hereof. Whenever the context so requires, the masculine shall include the feminine and the neuter, the singular shall include the plural, and conversely. The terms and all parts of this Agreement shall in all cases be interpreted simply and according to their plain meaning and neither for nor against any party hereto.

          IN WITNESS WHEREOF, the parties have duty executed and delivered this Agreement as of the date first written above.

SERACARE, INC.                     SUTRO & CO. INCORPORATED



By:     /S/ Jerry L. Burdick       By:
   -----------------------------      -----------------------------
Name:  Jerry L. Burdick            Name:
Title:   Executive Vice President  Title:


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